                                                                    Exhibit 2.1
                              [English Translation]


             AGREEMENT ON THE TRANSFER OF INSURANCE CONTRACTS, ETC.

This Agreement (the "Agreement") is made and entered into as of December 22, 1999, by and between Toho Mutual Life Insurance Company (the "Transferring Company"), a corporation organized under the laws of Japan and having its principal office at 2-15-1, Shibuya, Shibuya-ku, Tokyo, and GE Edison Life Insurance Company (the "Rescuing Company"), a corporation organized under the laws of Japan and having its principal office at 2-15-1, Shibuya, Shibuya-ku, Tokyo.

                             W I T N E S S E T H :

WHEREAS, the Transferring Company is a mutual company conducting an insurance business; on June 4, 1999, its Board of Directors adopted a resolution to cease the continuation of its business, and, as the result of such resolution, the chief officer of the Financial Supervisory Agency ("FSA") issued the partial business suspension order in accordance with Article 241 of the Insurance Business Law (the "IB Law"); and on June 5, 1999, the chief officer of FSA appointed Mr. Mohachi Sugiyama, Mr. Akira Kosugi and the Life Insurance Association of Japan ("LIAJ") as the administrators (the "Administrator") to manage the business and assets of the Transferring Company in accordance with
Article 241 of the IB Law;

WHEREAS, the Administrator has the exclusive right to conduct the business of the Transferring Company and to manage and dispose of the assets of the Transferring Company; and in accordance with Article 247 of the IB Law and pursuant to the order of the chief officer of FSA, the Administrator is preparing the plan regarding the transfer of the Transferring Company's insurance contracts in order to protect the interests of the Transferring Company's policyholders, etc. by maintaining the insurance contracts;

WHEREAS, in accordance with Article 265-28 of the IB Law, the PPC is authorized to provide financial assistance to a rescuing company in the form of a cash payment in an amount equal to the difference between the Transferring Company's assets and liabilities for the purpose of inducing the Rescuing Company to acquire all such assets and liabilities and, in the event that a transfer to a rescuing company is not arranged, the PPC is required to assume the insurance contracts and related assets of the Transferring Company;

WHEREAS, the Administrator solicited an offer for the acceptance of the transfer of such insurance contracts from candidates for a rescuing company who were interested in accepting the transfer of the insurance contracts;

WHEREAS, the Rescuing Company made an offer to the Administrator for the acceptance of the transfer of the insurance contracts on December 17, 1999, which relies on and is conditioned upon, the receipt of the PPC Financial Assistance, and the Administrator has determined that the transfer of the insurance contracts to the Rescuing Company is in the best interest of the Transferring Company's policyholders; and

WHEREAS, in accordance with the terms and conditions of this Agreement and the PPC's agreement to provide financial assistance as inducement to the Rescuing Company to acquire the assets and liabilities of the Transferring Company in the form of a cash payment to the Rescuing Company, the Transferring Company desires to transfer such insurance contracts as defined below to the Rescuing Company, and the Rescuing Company desires to accept the transfer of such insurance contracts from the Transferring Company;

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

1.1  Definitions.  For the purpose of this Agreement, unless the context
     -----------
requires otherwise, capitalized terms used herein without definition shall have the respective meanings ascribed to them in this Section 1.1:

"Administrative Services Agreement" shall mean the Administrative Services Agreement and the Cost Allocation Agreement collectively, both dated as of March 20, 1998 and between the Transferring Company and the Rescuing Company.

"Affiliate" of an entity (the "Entity") shall mean any judicial person directly or indirectly controlling or controlled by the Entity through the direct or indirect ownership of more than 50% of voting securities or equity interests. With respect to the Rescuing Company, its Affiliates shall include GE and its Affiliates.

"Asset Transfer Agreement" shall mean the Asset Transfer and Shareholders Agreement dated as of February 27, 1998 among the Transferring Company, the Rescuing Company and GEFA.

"Business Documents" shall mean all books, records, files, business records and plans, reports, correspondence, documentation in respect of agreements, and other financial and customer data, whether any such item is in paper, electronic or other format, used or held by the Transferring Company in connection with the Transferred Business.

"Business Day" shall mean a day on which commercial banks are open for regular banking business in Tokyo.

"Closing" shall have the meaning set forth in Section 3.1.

"Closing Accounts" shall mean the balance sheet reflecting the Transferred Assets Value and the Transferred Liabilities Amount as of the end of the day immediately prior to the Closing Date as described in Section 2.4.

"Closing Date" shall mean the day on which the Closing takes place.

"Default Interest Rate" shall mean, with respect to the relevant day, a rate per annum equal to 2.4% per annum plus the coupon rate of interest per annum at which The Industrial Bank of Japan, Ltd. (or any successor entity) offers 5-year debentures (ritsuki-kinyusai) (or any successor product) to the public on the
            ----------------
first Business Day on which that product is offered in the calendar month in which the relevant day falls.

"Defective Properties" shall mean the Real Properties which, in the reasonable judgment of the Rescuing Company, have any environmental defect, title defect, occupancy by persons associated with organized crime or any other material defect similar thereto, affecting or potentially affecting the value of, or the realization of the value of, or the Rescuing Company's willingness to acquire title to, such Real Properties.

"Disclosure Schedule" shall mean the two binders identified as Disclosure Schedule, which were delivered to the Rescuing Company on December 16, 1999.

"Edison Stock Transfer Agreement" shall mean an agreement for transfer of the Edison stock between the Transferring Company and GEFA signed and delivered concurrently with this Agreement.

"Employee Transfer and Secondment Agreement" shall mean the Employee Transfer and Secondment Agreement dated as of February 27, 1998 between the Transferring Company and the Rescuing Company.

"Estimated Transferred Assets Value" shall mean the estimated value of the Transferred Assets as calculated by the Rescuing Company, with a reasonable amount of assistance of the Transferring Company, in accordance with the principles described in Schedule 1.1(c), based upon the information available as of the end of the Business Day immediately prior to the Pre-Closing Date.

"Estimated Transferred Liabilities Amount" shall mean the estimated amount of the Transferred Liabilities as of the Closing as calculated by the Rescuing Company, with a reasonable amount of assistance of the Transferring Company, in accordance with the principles described in Schedule 1.1(d), based upon the information available as of the end of the Business Day immediately prior to the Pre-Closing Date.

"Excluded Assets" shall mean any assets owned, held or used by the Transferring Company other than the Transferred Assets, and which Excluded Assets shall include the assets set forth in Schedule 1.1(e).

"Excluded Liabilities" shall mean all liabilities of the Transferring Company other than the Transferred Liabilities, including the Excluded Liabilities set forth in Schedule 1.1(f).

"Financial Assistance Agreement" shall mean an agreement between PPC and the Rescuing Company in substantially the form attached hereto as Exhibit 1.1-A.

"GE" shall mean General Electric Company, a New York corporation with its principal office at Fairfield, Connecticut, U.S.A.

"GE Capital" shall mean General Electric Capital Corporation, a New York corporation with its principal office at 260 Long Ridge Road, Stamford, Connecticut, U.S.A.

"GEFA" shall mean GE Financial Assurance Holdings, Inc., a Delaware corporation with its principal office at 6604 W. Broad Street, Richmond, Virginia, U.S.A.

"Goldman Sachs" shall mean The Goldman Sachs Group, Inc., a Delaware corporation with its principal office at 85 Broad Street, New York, New York, U. S. A.

"Goodwill" shall mean the present value of the future profits expected by the Rescuing Company with respect to the Insurance Contracts and a part of the Transferring Company's business which will give the Rescuing Company certain excess earning power upon the transfer of the Insurance Contracts to the Rescuing Company, and which shall include (a) customer relationships and information on customers, (b) business network, (c) business reputation, (d) business know-how, (e) business organization, (f) infra-structure, (g) development capability of products and (h) the expenses paid by the Transferring Company required to obtain the rights to the registrations, licenses, permissions, allotments, etc. in accordance with the provisions of the laws and regulations, the guidance of the administrative authorities, etc.

"Hedge Transactions" shall have the meaning set forth in Section 5.14.

"Hold Assets" shall mean the Defective Properties designated in writing by the Rescuing Company on or prior to February 15, 2000 to be sold in accordance with
Section 8.8.

"Indemnification Notice" shall have the meaning set forth in Section 8.5.

"Insurance Contracts" shall mean all insurance contracts underwritten by the Transferring Company including the Transferred Specific Contracts but excluding all other specific contracts (tokutei keiyaku) defined under Article 250.3 of
                              ---------------
the IB Law.

"Intangible Assets" shall mean the Marks, patents, copyrights, other industrial and intellectual property rights, and all applications and registrations for any of the foregoing, all rights related to the Business Documents, all rights related to telephone lines, all information and know-how (including know-how used for insurance products and internal management and planning operations), customer lists (including those showing the names and addresses of existing, "passive" and former customers), databases regarding existing insurance contracts and all other information relating to customers, software, permits, grants and licenses (including licenses pertaining to, or other rights to use, the Marks or software), or other rights pertaining to any of the foregoing, all as existing at and as used or held by the Transferring Company or any of the Transferred Affiliates, other than the Excluded Assets.

"Japanese GAAP" shall mean generally accepted accounting principles practiced by certified accountants in Japan as defined by the Japan Commercial Code and related financial statement ordinances and Japanese Corporate Income Tax Laws, IB Law and related ordinances and the Japanese Institute of Certified Public Accountants.

"Joho-Roren" shall mean Japan Federation of Telecommunications, Electronic Information and Allied Workers.

"Joho-Roren Contract" shall mean the group pension insurance contract (kyoshutsugata-kigyonenkin-hoken-kyoteisho) dated as of January 1, 1998 and
 -----------------------------------------
among Joho-Roren, the Transferring Company and other insurance companies (as amended as of December 1, 1999), and other agreements related to or made in connection with such insurance contracts and involving the Transferring Company (including the group pension insurance contract dated January 1, 1983 among Joho-Roren, the Transferring Company and other insurance companies).

"Joho-Roren Letter" shall mean a November 30, 1999 letter sent by Joho-Roren's lawyers to the Rescuing Company, a copy of which was delivered to the Transferring Company prior to the signing of this Agreement.

"Lien" shall mean any ownership or similar interest, lien, mortgage, pledge, security by way of assignment (joto-tampo), security interest, lease right (other than a Tenant Lease), easement, other use right, claim or encumbrance of any kind.

"Loan Receivables" shall mean the loan receivables of the Transferred Company or any of the Transferred Affiliates listed in Schedule 1.1(g); provided, however, that any such asset that is a Sold Asset shall be deemed to be deleted from
Schedule 1.1(g) Unless specifically excluded, the Loan Receivables shall include the Security Interests for the Loan Receivables.

"Losses" shall have the meaning set forth in Section 8.1.

"Marks" shall mean any registered or unregistered service marks and trademarks used in connection with the Transferred Business.

"Master Lease Agreement" shall mean the Master Lease Agreement dated as of March 25, 1998 between the Transferring Company and the Rescuing Company.

"Material Contract" shall mean any contract falling into one or more of the categories set forth on, or any contract specifically listed on, Schedule 1.1(h), except any such contract designated in writing by the Rescuing Company on or before the Pre-Closing Date as excluded from the Transferred Assets

"Other Transferred Assets" shall mean such specific assets set forth on Schedule 1.1(i).

"Other Transferred Liabilities" shall mean such specific liabilities set forth on Schedule 1.1(j); provided, however, that any such liabilities that are related to a Sold Asset shall be deemed to be deleted from Schedule 1.1(j).

"Permitted Direct Transferees" shall mean one or more (but not more than five) entities directly or indirectly or jointly controlled by (i) GE Capital and/or
(ii) Goldman Sachs and/or (iii) one or more funds managed or administered by Goldman Sachs or its Affiliates. It is currently planned that Permitted Direct Transferees will include Yugen-Kaisha or Tokumei-Kumiai.

"PPC" shall mean the Life Insurance Policyholder Protection Corporation, an organization formed under the IB Law.

"PPC Financial Assistance" shall mean the financial assistance provided by PPC on the Closing Date in accordance with the Financial Assistance Agreement.

"PPC Financial Assistance Receivable" shall have the meaning set forth in
Section 5.12.

"Pre-Closing Accounts" shall mean the balance sheet reflecting the Estimated Transferred Assets Value and the Estimated Transferred Liabilities Amount.

"Pre-Closing Date" shall mean a Business Day which shall be 5 Business Days prior to the Closing Date. The Pre-Closing Date shall be February 23, 2000 if the Closing Date is March 1, 2000.

"Real Properties" shall mean the real properties listed in Schedule 1.1(k), which shall in each case include the Tenant Leases unless specifically excluded; provided, however, that any such asset that is a Sold Asset shall be deemed to be deleted from Schedule 1.1(k).

"Recorded Insurance Contracts" shall mean (a) the in-force insurance contracts recorded as insurance contracts on the master files of the Transferring Company administered by the Rescuing Company in accordance with the Administrative Services Agreement, both as of September 30, 1999 and as of December 29, 1999, and (b) the insurance contracts recorded in the floppy disk identified as "Insurance Contracts" and delivered by the Transferring Company to the Rescuing Company prior to the signing of this Agreement.

"Reinsurance-A Agreement" shall mean the Reinsurance-A Agreement dated as of March 30, 1998 between the Transferring Company and the Rescuing Company (including the letter agreements regarding such Reinsurance-A Agreement).

"Reinsurance-B Agreement" shall mean the Reinsurance-B Agreement dated as of March 30, 1998 between the Transferring Company and the Rescuing Company.

"Reinsurance-C Agreement" shall mean the Reinsurance-C Agreement between the Transferring Company and the Rescuing Company (as referred to in the February 26, 1999 letter agreement regarding such Reinsurance Agreement)

"Rescuing Company Closing Documents" shall have the meaning set forth in Section 10.4.

"Securities" shall mean such stock, equity certificates, bonds, convertible bonds, bonds with warrants, public bonds, debentures, commercial papers and other securities of the Transferring Company or any of the Transferred Affiliates set forth in Schedule 1.1(l); provided, however, that any such asset that is a Sold Asset shall be deemed to be deleted from Schedule 1.1(l). Unless specifically excluded, the Securities shall include the Security Interests for the Securities.

"Security Agreement" shall mean the Security Agreement dated as of February 27, 1998 between the Transferring Company and the Rescuing Company.

"Security Interests" shall include guarantees, promissory notes for payment or security, mortgages, pledges, security by way of assignment (joto-tampo) and
                                                             ---- ------
other security interests granted or created in favor of the Transferring Company or any of the Transferred Affiliates in order to secure the Loan Receivables or the Securities.

"Sold Assets" shall mean any of the Loan Receivables, Real Properties, Securities or Other Transferred Assets that were sold after September 30, 1999 and prior to the date hereof or scheduled to be sold on and after the date hereof as set forth on Schedule 1.1(m) or to be sold on and after the date hereof with the Rescuing Company's prior written consent.

"Special Structure Assets" shall mean the assets listed in Schedule 1.1(n).

"Tangible Assets" shall mean such assets as may be agreed upon between the Transferring Company and the Rescuing Company on or prior to the Pre-Closing Date (other than the Business Documents, the Goodwill, the Material Contracts, the Intangible Assets, the Loan Receivables, the PPC Financial Assistance Receivable, the Real Properties, the Securities, the Other Transferred Assets and cash and cash equivalents), all as used or held by the Transferring Company or any of the Transferred Affiliates.

"Taxes" shall mean all taxes, charges, fees, levies or other assessments, including income, property, consumption, stamp, registration taxes, whether by assessment or withholding, and any secondary tax liability, imposed by Japan or any other country or international organizations or any taxing authority thereof or therein, and such term shall include any interest, penalties or additions attributable to such taxes, charges, fees, levies or other assessments.

"Tenant Lease" shall mean tenant leases (including parking-lot leases) regarding the Real Properties.

"Transferred Affiliates" shall have the meaning set forth in (a) of Schedule
4.1.

"Transferred Assets" shall mean the Business Documents, the Goodwill, the Material Contracts, the Intangible Assets, the Loan Receivables, the PPC Financial Assistance Receivable, the Real Properties, the Securities, the Tangible Assets, the Other Transferred Assets and the Transferred Cash.

"Transferred Assets Value" shall mean the value of the Transferred Assets calculated in accordance with the valuation principles described in Schedule 1.1(o).

"Transferred Business" shall mean the Transferred Assets and the Transferred Liabilities, including the Insurance Contracts.

"Transferred Cash" shall mean the cash in Japanese currency held by the Transferring Company as of the Closing Date other than (a) an amount of cash to be retained by the Transferring Company to fund the payment of the consumption tax imposed in connection with the transfer of the Transferred Assets under this Agreement and (b) such additional amount of cash to be retained by the Transferring Company to fund its obligations remaining after the Closing. The specific amount of the Transferred Cash shall be reasonably determined by the Transferring Company and notified to the Rescuing Company in writing no later than the Pre-Closing Date.

"Transferred Liabilities" shall mean the Other Transferred Liabilities and the unperformed liabilities under the Insurance Contracts (modified as set forth in Schedule 5.6).

"Transferred Liabilities Amount" shall mean the amount of the Transferred Liabilities as calculated in accordance with the principles described in
Schedule 1.1(p).

"Transferred Specific Contracts" shall mean Toho's insurance contracts which are defined in Article 250.3 of the IB Law and are transferred to the Rescuing Company; provided, however, that, regardless of the provisions of the IB Law,
(a) the insurance contracts which were surrendered or lapsed before June 4, 1999 without completion of payment by the Transferring Company of surrender value before the issuance of the suspension order on June 4, 1999, (b) the group pension insurance contracts the Transferring Company's share in which was agreed to be changed without the procedures therefor being completed before the issuance of the suspension order on June 4, 1999 and (c) the insurance contracts, the term of which have expired by the surrender or lapse of the relevant insurance contracts after June 4, 1999, shall not be included in the Transferred Specific Contacts.

"Transferring Company Closing Documents" shall have the meaning set forth in
Section 9.11.

1.2. Interpretation.  The word "include" or "including" shall be deemed to be
     --------------
followed by the words "without limitation." A facsimile copy shall, unless otherwise specifically set forth, be deemed to satisfy the requirement of "in writing", "written" and so on.

                                   ARTICLE II
                           TRANSFER AND CONSIDERATION
                           --------------------------

2.1  Pre-Closing Adjustments.
     -----------------------

On the Pre-Closing Date, the Rescuing Company, with a reasonable amount of assistance of the Transferring Company, shall prepare and deliver to the Transferring Company the Pre-Closing Accounts in the form set forth in Exhibit
2.1 which reflects a complete calculation of the Estimated Transferred Asset Value and the Estimated Transferred Liabilities Amount and determine the amount of the PPC Financial Assistance Receivable so that the Estimated Transferred Asset Value becomes equal to the Estimated Transferred Liabilities Amount.

2.2.  Consideration.  In accordance with the provisions of this Agreement and
      -------------
subject to the satisfaction of the conditions set forth in this Agreement (including the provision of the PPC Financial Assistance to the Rescuing Company under Section 3.2 (a)), the Rescuing Company shall recognize that the value of the Goodwill is 233,691,000,000 yen (it being agreed that the Transferring Company shall bear and pay the consumption tax imposed in connection with the transfer of the Goodwill hereunder) and, without either party's making any payment of cash consideration to the other party (other than the Transferred
Cash), the Transferring Company shall transfer the Transferred Assets to the Rescuing Company and the Rescuing Company shall assume the Insurance Contracts and the Transferred Other Liabilities under Sections 2.3 and 2.5.

2.3.  Transfer of Insurance Contracts, etc.  In accordance with the provisions
      -------------------------------------
of this Agreement and subject to the satisfaction of the conditions set forth in this Agreement, at the Closing, (a) the Transferring Company shall transfer the Transferred Assets to the Rescuing Company free and clear of any Lien and the Rescuing Company shall receive the Transferred Assets from the Transferring Company and (b) the Transferring Company shall transfer the Other Transferred Liabilities to the Rescuing Company and the Rescuing Company shall assume the Other Transferred Liabilities from the Transferring Company and (c) the Transferring Company shall transfer the Insurance Contracts (with respect to the Insurance Contracts other than the Transferred Specific Contracts, with such term changes as set forth in Schedule 5.6) and the Rescuing Company shall receive such Insurance Contracts.

2.4.  Closing Accounts.
      ----------------

(a) In any event no later than May 1, 2000, the Rescuing Company, with a reasonable amount of assistance of the Transferring Company, shall prepare and deliver to the Transferring Company a draft of the Closing Accounts in the form set forth in Exhibit 2.4 which reflects a complete computation of the Transferred Liabilities Amount and the Transferred Assets Value, both calculated as of the end of the day immediately prior to the Closing Date; provided, however, that the Rescuing Company may postpone the above deadline up to 14 days, upon consent of the Transferring Company which shall not be unreasonably withheld.

(b) The Rescuing Company shall permit the Transferring Company to have such access to the offices and the books and records of the Rescuing Company related to the Transferred Business as the Transferring Company may reasonably require, cause the officers, employees and advisors of the Rescuing Company to cooperate in good faith with the Transferring Company and furnish to the Transferring Company all financial and other data and information related to the Transferred Business as the Transferring Company may reasonably request, in connection with its review of the Closing Accounts.

(c) In the event that the Transferring Company has any disagreement with the Rescuing Company's draft of the Closing Accounts on the ground that such draft of the Closing Accounts has not been prepared in accordance with the principles described in Schedules 1.1(o) and 1.1(p) or that the Transferring Company has not received from the Rescuing Company reasonable materials or explanations to verify the accuracy of such draft, the Transferring Company shall give written notice of all such disagreements (the "Notice of Disagreement") within 30 days after the draft of the Closing Accounts is delivered to the Transferring Company under (a) above. The Notice of Disagreement shall set forth each item in disagreement, shall provide reasonable specificity as to the ground and basis for each disagreement and shall reasonably specify the total adjustment to the Transferred Assets Value or Transferred Liabilities Amount, as the case may be.

(d) In the event that the Transferring Company agrees with the Closing Accounts, the Closing Accounts shall be final on the day which is 30 days after the date on which the draft of the Closing Accounts is delivered to the Transferring Company. If the Transferring Company does not deliver a Notice of Disagreement under (c) above within such 30-day period, the Closing Accounts shall be final and binding upon the parties.

(e) If, on the other hand, the Transferring Company delivers a Notice of Disagreement to the Rescuing Company within such 30-day period, the two parties shall negotiate in good faith to resolve all disagreements as promptly as practicable. If the parties are unable to resolve all disagreements within 30 days of receipt by the Rescuing Company of the Notice of Disagreement, then all unresolved disagreements will be submitted to an independent certified public accounting firm of national standing and reputation as the Transferring Company and Rescuing Company shall jointly select and retain (the "Settlement Auditor") for resolution in accordance herewith. The parties shall cooperate in good faith with the Settlement Auditor and shall give the Settlement Auditor access to all books, records and other documents and information requested by the Settlement Auditor for purposes of such resolution. In preparing such resolution, the Settlement Auditor shall be instructed, and agree, to follow the principles described in Schedules 1.1(o) and 1.1(p). The Settlement Auditor shall, within 60 days after its engagement, deliver to the Transferring Company and the Rescuing Company a conclusive written resolution of all disagreements submitted to it, which shall be final and binding upon the parties. The amount of the Transferred Assets Value and Transferred Liabilities Amount, as the case may be, will be adjusted accordingly to reflect any such resolution and, as adjusted, shall be deemed final, and the Closing Accounts shall accordingly be final. The Rescuing Company and the Transferring Company shall each pay one-half of the fees and expenses of the Settlement Auditor. The parties agree that the Settlement Auditor shall be Chuo Audit Corporation (or such other audit firm as the parties may agree).

2.5.  Post-Closing Adjustment.
      -----------------------

(a) If the Transferred Liabilities Amount exceeds the Transferred Assets Value, the amount of such excess (together with the interest thereon accrued from the Closing Date to be calculated at the rate of 1.5% per annum) shall be paid in cash by PPC to the Rescuing Company within 15 Business Days after the Closing Accounts are finalized in accordance with Section 2.4.

(b) If the Transferred Assets Value exceeds the Transferred Liabilities Amount, the amount of such excess (together with the interest thereon accrued from the Closing Date to be calculated at the rate of 1.5% per annum) shall be paid in cash by the Rescuing Company to PPC within 15 Business Days after the Closing Accounts are finalized in accordance with Section 2.4.

2.6  Payment Method.  Unless otherwise provided herein, all payments under this
     ---------------
Agreement shall be made by wire-transfer (denshin-sokin) of the relevant amount
                                          -------------
in Japanese yen to the receiving party's bank account in Japan; provided that the receiving party shall designate such bank account and notify the paying party of it in writing no later than 5 Business Days prior to the date of the relevant transfer.

                                   ARTICLE III
                                  -----------
                                     CLOSING
                                    -------

3.1.  Time and Place of the Closing.  The completion of the transfer of the
      -----------------------------
Transferred Business under this Agreement (the "Closing") shall take place at 10:00 a.m. on March 1, 2000 (or such other day as may be agreed upon between the parties), at the principal office of the Rescuing Company.

3.2.  Actions at the Closing.  At the Closing, PPC and the parties will take the
      ----------------------
following actions simultaneously:

(a) For the purpose of the transfer of the Insurance Contracts from the Transferring Company to the Rescuing Company as of the Closing Date, PPC shall pay the PPC Financial Assistance to the Rescuing Company to satisfy the PPC Financial Assistance Receivable, by remitting it to a bank account designated by the Rescuing Company;

(b) the Rescuing Company shall deliver a receipt for the PPC Financial Assistance to PPC;

(c) the Transferring Company shall transfer the Transferred Assets in such manner as set forth in Schedule 3.2;

(d) the Rescuing Company shall deliver a receipt for the Transferred Assets to the Transferring Company;

(e)  the Rescuing Company shall assume the Transferred Liabilities;

(f) the Transferring Company shall deliver the Transferring Company Closing Documents to the Rescuing Company;

(g) the Rescuing Company shall deliver the Rescuing Company Closing Documents to the Transferring Company; and

(h) such other actions as each party may reasonably request in order to consummate the transfer of the Transferred Business to the Rescuing Company and the transactions contemplated under Section 7.1.

3.3.  Pre-Closing.  The parties agree to hold one or more pre-closing meetings
      -----------
(including a meeting on the Pre-Closing Date) before the Closing on such dates as agreed upon between the parties for the purpose of (a) ascertaining the status of satisfaction of various conditions precedent to the Closing and (b) discussing how the conditions precedent which remain unsatisfied at that time are to be complied with.

3.4  Post Closing Actions.  At any time after the Closing, the Transferring
     --------------------
Company shall use its reasonable best efforts to take such further actions (and execute such documents) as requested by the Rescuing Company as are reasonably necessary to consummate, perfect and make effective the transfer of the Transferred Assets as contemplated by this Agreement.

3.5.  Human Resource Limitation after Closing.  The Rescuing Company
      ----------------------------------------
acknowledges that Transferring Company represented to the Rescuing Company that it will have extremely limited human resources after the Closing Date.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

4.1.  Representations and Warranties of the Transferring Company.
      ----------------------------------------------------------

Except as specifically set forth in the Disclosure Schedule, the Transferring Company represents and warrants to the Rescuing Company as set forth in Schedule 4.1; provided, however, that the exceptions contain in the Disclosure Schedule shall apply only to the extent that the Rescuing Company can reasonably assess the economic impact of such matters based upon such disclosure. For the purpose of Schedule 4.1, "to the knowledge of the Transferring Company" shall mean the knowledge of the Administrator or any staff member of the Administrator seconded from the LIAJ whose names are identified in the letter delivered by the Transferring Company to the Rescuing Company immediately prior to the signing hereof.

4.2.  Representations and Warranties of the Rescuing Company.  The Rescuing
      -------------------------------------------------------
Company represents and warrants to the Transferring Company as set forth in
Schedule 4.2.

4.3  Effect of Due Diligence Review.  Except as provided in the proviso of the
     ------------------------------
first sentence of Section 4.1, neither (a) any due diligence review conducted in connection with the transaction contemplated hereunder nor (b) any knowledge of either party or any of its Affiliates shall affect in any manner whatsoever the validity or effect of the representations and warranties contained herein or made pursuant hereto or the indemnification or remedies related thereto.

4.4.  Survival of Representations and Warranties.  Each party shall have the
      ------------------------------------------
right to rely fully upon the representations and warranties of the other party contained in or made pursuant to this Agreement. (Without prejudice to the generality of the foregoing, the Rescuing Company may, by relying upon the representations and warranties of the Transferring Company contained in or made pursuant to this Agreement, provide any third party with the Rescuing Company's own representations and warranties in selling, leasing or otherwise disposing of any of the Transferred Assets to such third party; provided, however, that, such third party shall not be entitled to make a claim directly against the Transferring Company in connection with the Transferring Company's representations and warranties under this Agreement.) All such representations and warranties (other than those set forth in (a) and (b) of each of Schedules
4.1 and 4.2 or any representations and warranties intentionally inaccurate or false which shall survive the Closing indefinitely or the maximum period permitted under applicable laws) shall terminate as of the completion of the Closing.

4.5.  Construction.  The parties agree that, for the purpose of Section 8.1 or
      ------------
8.2 (but not for the purpose of Section 9.1 or 10.1), the representations and warranties contained in (g) through (o) and (v) through (z) of Schedule 4.1 and
(d) of Schedule 4.2 shall be deemed to have been made with the knowledge qualification. Each representation and warranty is to be construed independently of the others and is not limited by reference to any other representation and warranty.

                                    ARTICLE V
                        COVENANTS OF TRANSFERRING COMPANY
                       ---------------------------------

5.1.  Operation of Business of the Transferring Company.  During the period from
      -------------------------------------------------
the date hereof until the Closing, except as contemplated in this Agreement or as separately agreed upon between the parties in writing, the Transferring Company shall, subject to the limitations under the IB Law, conduct its operation of the Transferred Business in substantially the same manner as it was conducted immediately prior to the signing of this Agreement.

5.2.  Specific Undertaking for Operation.  Without prejudice to the generality
      ----------------------------------
of the Transferring Company's obligations set forth in Section 5.1, during the period from the date hereof to the Closing, except as otherwise approved by the Rescuing Company in writing (such approval shall not be unreasonably withheld, the Transferring Company shall, in connection with the Transferred Business:

(a) except as set forth in Schedule 5.2(a), not enter into, amend, terminate, modify or fail to pay any amount owing under any material contract or agreement including any Material Contract;

(b)  not borrow any additional funds or provide any guarantee;

(c) except as specified in Schedule 5.2(c), (i) not waive any claims or rights and (ii) not receive any amount payable under the Loan Receivables (other than the Loan Receivables which are loans to individuals), the Securities or the Tenant Leases on an accelerated basis;

(d) except for the investment activities regarding assets in the special accounts (tokubetsukanjo), not sell, transfer, modify, dispose of or create any Lien over, any Transferred Asset other than the Sold Assets;

(e) manage the Real Properties and the Loan Receivables in accordance with the Management Manual, a copy of which is attached hereto as Exhibit 5.2;

(f) not increase the rates of compensation (including bonuses) payable or to become payable to any officer or employee (except as increased in accordance with terms established prior to the date hereof and specifically disclosed in the Disclosure Schedule), or accelerate the date at which any such compensation is paid, or modify any other employment terms and conditions, or enter into or modify any collective bargaining agreement or any agreement with any labor union (except for (x) the matters agreed with any labor union and existing on the date hereof and specifically disclosed in the Disclosure Schedule and (y) upon prior consultation with the Rescuing Company, any collective bargaining agreement or any agreement with any labor union to be made) (it being agreed that (i) nothing in this
     Section 5.2(f) shall prohibit the Transferring Company from taking such actions with respect to its officers or employees who will not be seconded or transferred to the Rescuing Company and who will remain with, and work for, the Transferring Company after the Closing Date and (ii) the Transferring Company shall be solely responsible for any costs or liabilities arising from such agreements described in Section 5.2(f)(y));

(g) use its reasonable efforts to keep available to the Transferring Company the services of its respective present officers and employees (except as any cessation of such services by an officer or employee as is caused by the voluntary resignation of such officer or employee);

(h) not change its internal rules, credit and collection policies, or account categorization practices, including "reaging" criteria or practices and the interest rate and default interest rate charged to the customers, or its reserve or write-off policies (or any application of any such rules or policies to the operation thereof);

(i) give the Rescuing Company prompt notice of any default by any party under a Loan Receivable, a Tenant Lease, an item of the Securities or a Material Contract and any event which might have a material adverse effect on the value of any of the Transferred Assets; and

(j) amend, with a reasonable amount of assistance of the Rescuing Company, its Business Methods Manual, as necessary, so that the Insurance Contracts are in compliance with such Manual.

5.3.  [Intentionally Left Blank.]

5.4.  Access to Information.  With a prior written or oral notice given to the
      ---------------------
Transferring Company reasonably in advance, the Transferring Company shall allow the Rescuing Company and its authorized representatives to have full access to all officers and employees (including the Administrator and their staff members) and all Material Contracts, books, records, offices and other facilities and properties prepared in connection with the Transferred Business and owned or controlled by the Transferring Company (including the Administrator and their staff members) during the ordinary business hours of the Transferring Company.

5.5.  Public Announcement.  Except as required by applicable laws and
      -------------------
regulations or by any government authority, the Transferring Company (whether or not it is made under the name of one of the Administrators or otherwise) shall not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the Rescuing Company. The Transferring Company shall ensure that such press release and public statement accurately represent in all material respects, the Agreement and the transaction contemplated hereby.

5.6.  Covenants on the Transfer of Insurance Contracts.
      ------------------------------------------------

(a) By the Closing, in accordance with Article 250 of the IB Law, the Transferring Company shall provide the change of the insurance terms of the Insurance Contracts as set forth in Schedule 5.6, to which the Rescuing Company has agreed.

(b) By the Closing, in accordance with Article 268 of the IB Law, the Transferring Company shall, jointly with the Rescuing Company, submit to the chief officer of FSA an application for the confirmation of the qualifications of the transfer of the Insurance Contracts.

(c) By the Closing, in accordance with Article 266 of the IB Law, the Transferring Company shall, jointly with the Rescuing Company, submit to PPC an application for the financial assistance.

5.7.  Approvals and Satisfaction of Other Regulatory Requirements.  In addition
      -----------------------------------------------------------
to the matters set forth in Section 5.6, the Transferring Company shall use its reasonable efforts to obtain all required approvals with reasonable terms, make all required filings, registrations and reports and satisfy all other requirements under applicable laws and regulations in order to consummate the transaction contemplated hereby.

5.8.  [Intentionally Left Blank]

5.9.  Preliminary Registration of the Transfer of Ownership.  The Transferring
      -----------------------------------------------------
Company shall reasonably cooperate with the Rescuing Company in its making the preliminary registration of the transfer to the Rescuing Company of the ownership of such Real Properties as designated by the Rescuing Company. The Transferring Company shall reasonably cooperate with the Rescuing Company in its conducting survey and confirming boundaries of such Real Properties designated by the Rescuing Company. All registration tax therefor, fees to judicial scriveners (shihoshoshi), etc. and costs for confirming boundaries shall be
            -----------
borne by the Rescuing Company. In the event this Agreement terminates pursuant to Article XI, all registration tax, fees to judicial scriveners, etc. for cancellation of such preliminary registrations shall be borne by the Rescuing Company.

5.10.  Consent to Assignment of Loan Receivables, Securities, Real Properties
       ----------------------------------------------------------------------
and Material Contracts and Treatment of Premium Loans.  The Transferring Company
-----------------------------------------------------
shall use its reasonable efforts to obtain from such persons whose consents are legally required to transfer the relevant Transferred Assets as contemplated hereunder or to perfect such transfer, written consents to the assignment and transfer to the Rescuing Company (or its Permitted Direct Transferee) of the Loan Receivables, the Tenant Leases, the Real Properties, the Securities and the Material Contracts in such manner reasonably acceptable to the Rescuing Company. If the Rescuing Company wishes to obtain from any other person other than such persons, such consents, the Transferring Company shall reasonably cooperate with the Rescuing Company in obtaining such consents. The Transferring Company has premium loan arrangements with banks and wrote policies collateralized by those banks. The Transferring Company shall use its reasonable efforts to request those banks to lower the interest rate of those premium loans.

5.11  Handling of Joho-Roren Matter.
      -----------------------------

(a) The Transferring Company shall take such actions as set forth in Schedule 5.11.

(b) Notwithstanding Section 6.6(a), the Transferring Company and the Rescuing Company agree that Rescuing Company will not assume the lead manager's role of the Transferring Company for the Joho-Roren Contract.

5.12.  PPC Financial Assistance.  The Transferring Company shall record for tax
       ------------------------
and accounting purposes a receivable equal to the PPC Financial Assistance, by 3 days prior to the Closing, and such journal entry shall be reflected in the final financial statements of the Transferring Company and the Transferring Company's tax return and related documents filed for the fiscal year ending on the Closing Date (the "PPC Financial Assistance Receivable").

5.13.  Special Structure Assets.  The Transferring Company shall unwind through
       ------------------------
dissolution, termination or other appropriate methods all Special Structure Assets, in order to permit the transfer to the Rescuing Company of the assets underlying the Special Structure Assets in the form as reflected in Schedules 1.1(g), 1.1(k) and 1.1(l). If a Special Structure Asset cannot be unwound prior to the Pre-Closing Date, such Special Structure Asset shall be reclassified as an Excluded Asset.

5.14.  Hedging Transactions.  As of the date hereof, the Transferring Company
       --------------------
shall enter into, and shall maintain through the Closing Date, one or more hedging transactions in the form and amount requested by the Rescuing Company to protect certain assets against interest rate fluctuations (the "Hedge Transactions"). GE Capital (on behalf of the Rescuing Company) will guarantee the Transferring Company's performance on the Hedge Transactions. In addition, the Rescuing Company will act as sole agent for the Hedge Transactions and, may transfer, terminate or modify the Hedge Transactions prior to the Closing. At the Closing, the Transferring Company shall transfer the Hedge Transaction to the Rescuing Company for no additional consideration other than that otherwise provided for in this Agreement. The Rescuing Company shall reimburse the Transferring Company for all costs of these hedging transactions, including reasonable fees of a financial advisor on the Closing Date. In the event this Agreement terminates pursuant to Article XI, the Hedge Transactions shall not cash settle before March 1, 2000 and the Rescuing Company shall pay all costs (other than the corporate tax and inhabitant tax imposed on the Transferring Company in connection with these hedging transactions) of the Hedge Transactions as a break-up fee.

5.15.  Conditions to Transfer of Certain Loan Receivables.  By the Pre-Closing
       --------------------------------------------------
Date, the Transferring Company shall have completed the actions relating to the Loan Receivables set forth in Schedule 5.15. If the Transferring Company does not complete such actions with respect to a Loan Receivable by the Pre-Closing Date, such Loan Receivable shall be deleted from Schedule 1.1(g) and reclassified as an Excluded Asset.

5.16.  Cooperation.  The Transferring Company shall cooperate with the Rescuing
       -----------
Company in a reasonable manner in satisfying the terms of the transactions contemplated hereby and in making such transactions valid.


                                   ARTICLE VI
                          COVENANTS OF RESCUING COMPANY
                         -----------------------------

6.1.  Public Announcements.  Except as required by applicable laws and
      --------------------
regulations or by any government authority, the Rescuing Company shall not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the Transferring Company. The Rescuing Company shall ensure that such press release and public statement accurately represent in all material respects the Agreement and the transaction contemplated hereby.

6.2.  Covenants on the Transfer of Insurance Contracts.
      -------------------------------------------------

(a) By the Closing Date, in accordance with Article 268 of the IB Law, the Rescuing Company shall, jointly with the Transferring Company, submit to the chief officer of FSA an application for the confirmation of the qualifications of the transfer of the Insurance Contracts.

(b) By the Closing Date, in accordance with Article 266 of the IB Law, the Rescuing Company shall, jointly with the Transferring Company, submit to PPC an application for the financial assistance.

6.3.  Approvals and Satisfaction of Other Regulatory Requirements.  In addition
      -----------------------------------------------------------
to the matters set forth in Section 6.2, the Rescuing Company shall use its reasonable efforts to obtain all required approvals with reasonable terms, make all required filings, registrations and reports and satisfy all other requirements under applicable laws and regulations in order to consummate the transactions contemplated hereby.

6.4.  Cooperation.  The Rescuing Company shall cooperate with the Transferring
      -----------
Company in a reasonable manner in satisfying the terms of the transactions contemplated hereby and in making such transactions valid.

6.5.  Waiver of Right to Take Action Against Administrator, Etc.  The Rescuing
      ----------------------------------------------------------
Company hereby waives any rights it may have to institute any actions for monetary claims against the Administrator (in their respective individual capacity) or Administrator's staff members (including the persons seconded form LIAJ to the Transferring Company) in connection with any act or omission of any of such Administrator or Administrator's staff members during their tenure or affiliation with the Transferring Company and prior to the Closing, unless such act or omission constitutes willful misconduct or gross negligence in performing his or her role as the Administrator or Administrator's staff member.

6.6.  Obligations of Rescuing Company after Closing.  The Rescuing Company
      ---------------------------------------------
covenants as follows:

(a) The Rescuing Company shall use its reasonable efforts after the Closing to protect the existing policyholders of the Transferring Company, taking into account the interests of the policyholders with respect to continuity of services and with respect to maintenance of existing understandings or relationships with LIAJ or other insurance companies in connection with services to policyholders.

(b) The Rescuing Company shall use its reasonable efforts to employ at least the majority of the existing employees (including those being seconded to the Rescuing Company) of the Transferring Company as of the date hereof.

(c) The Rescuing Company shall use its reasonable efforts to apply to the existing employees of the Transferring Company who will not be employed by the Rescuing Company or any Affiliates of the Rescuing Company after the Closing the same treatment as the Transferring Company applied before June 4, 1999 in connection with termination of employee housing relationship and housing loans.


                                   ARTICLE VII
   EXISTING CONTRACTUAL RELATIONSHIPS AND LIQUIDATION OF TRANSFERRING COMPANY
   --------------------------------------------------------------------------

7.1.  Termination of the Asset Transfer Agreement.  Subject to the occurrence of
      -------------------------------------------
the Closing, the Transferring Company and the Rescuing Company agree to terminate the Asset Transfer Agreement as of the Closing in accordance with the terms set forth in Schedule 7.1.

7.2.  Termination of the Administrative Services Agreement.  Subject to the
      -----------------------------------------------------
occurrence of the Closing, the Transferring Company and the Rescuing Company agree to terminate the Administrative Services Agreement as of the Closing in accordance with the terms set forth in Schedule 7.2.

7.3.  Modification of the Employment Transfer and Secondment Agreement.  Subject
      ----------------------------------------------------------------
to the occurrence of the Closing, the Transferring Company and the Rescuing Company agree to modify the Employment Transfer and Secondment Agreement in accordance with the terms set forth in Schedule 7.3.

7.4.  Termination of the Master Lease Agreement etc.  Subject to the occurrence
      ---------------------------------------------
of the Closing, the Transferring Company and the Rescuing Company agree to terminate the Master Lease Agreement and lease agreements and parking lot use agreements entered into based upon Article 2.1 of the Master Lease Agreement as of the Closing in accordance with the terms set forth in Schedule 7.4.

7.5.  Settlement of Accounts under the Reinsurance-A Agreement and the
      ----------------------------------------------------------------
Reinsurance-C Agreement.  The Transferring Company and the Rescuing Company
-----------------------
hereby acknowledge that the Reinsurance-A Agreement and the Reinsurance-C

Agreement were terminated as of June 4, 1999 and the reinsurances ceded thereunder were terminated and recaptured as of June 4, 1999. Subject to the occurrence of the Closing, the Transferring Company and the Rescuing Company agree to undertake the settlement of the accounts regarding the Reinsurance-A Agreement and the Reinsurance-C Agreement in accordance with the terms set forth in Schedule 7.5.

7.6.  Termination of the Reinsurance-B Agreement.  Subject to the occurrence of
      -------------------------------------------
the Closing, the Transferring Company and the Rescuing Company agree to terminate the Reinsurance-B Agreement in accordance with the terms set forth in
Schedule 7.6.

7.7.  Termination of the Security Agreement.  Subject to the occurrence of the
      --------------------------------------
Closing, the Transferring Company and the Rescuing Company agree to terminate the Security Agreement in accordance with terms set forth in Schedule 7.7.

7.8.  Liquidation of the Transferring Company.  After the Closing, the Rescuing
      ----------------------------------------
Company shall, at the Transferring Company's cost payable monthly in advance, cooperate with the Transferring Company in a reasonable manner in the Transferring Company's conducting its liquidation (including preservation and administration of the Excluded Assets) in accordance with the IB Law and the Commercial Code. Such liquidation shall be conducted in such manner as shall not be prejudicial to the Rescuing Company's rights under this Agreement and other agreements existing between the parties.


                                  ARTICLE VIII
                                 INDEMNIFICATION
                                 ---------------

8.1.  Indemnity by the Transferring Company.  Subject to Section 8.4 below, the
      --------------------------------------
Transferring Company shall indemnify and hold harmless the Rescuing Company and the Permitted Direct Transferees and their respective directors, officers, employees and assigns (the "Rescuing Company's Indemnitees") from and against all losses, liabilities, damages, claims, costs or expenses (including reasonable attorneys' fees and disbursements including those for handling or defending any claim)(collectively "Losses"), based upon or arising out of the breach of any representations and warranties or non-performance of any covenant or agreement of the Transferring Company contained in, or made pursuant to, this Agreement.

8.2.  Indemnity by the Rescuing Company.  Subject to Section 8.4 below, the
      ----------------------------------
Rescuing Company shall indemnify and hold harmless the Transferring Company and its Administrator, officers, employees and assigns (the "Transferring Company's Indemnitees") from and against all Losses, based upon or arising out of the breach of any representations and warranties or non-performance of any covenant or agreement of the Rescuing Company contained in, or made pursuant to, this Agreement.

8.3.  No Assumption of Liability.
      --------------------------

(a) The parties acknowledge that the Rescuing Company shall not assume or be responsible for any obligations arising from any agreements which are not included in the Transferred Assets or any monetary liabilities (including liabilities for Taxes) of the Transferring Company, except for the Other Transferred Liabilities and, with regard to the Other Transferred Liabilities, only for the specific amount shown in the Closing Accounts. The Transferring Company shall indemnify and hold harmless the Rescuing Company's Indemnitees from such liabilities or any claim for such liabilities made against the Rescuing Company's Indemnitees.

(b) The Transferring Company shall indemnify and hold harmless the Rescuing Company's Indemnitees from (i) any liabilities to Joho-Roren (other than its 4% share of the liabilities under the Joho-Roren Contract based upon the amount of the liability reserves calculated by the Administrator and transferred to the Rescuing Company)or anyone else arising out of any act or failure to act of the Transferring Company (including the comprehensive transfer of the insurance contracts contemplated hereunder) in connection with the Joho-Roren Contract, (ii) any claim for such liabilities against the Rescuing Company's Indemnitees and (ii) all costs or expenses (including reasonable attorney's fees and disbursements) incurred by the Rescuing Company's Indemnitees in handling or defending any claim for the liabilities.

(c) The Transferring Company shall indemnify and hold harmless the Rescuing Company's Indemnitees from (i) any liabilities arising from any policy sold by the Transferring Company or any of its predecessors in Taiwan in or before 1945 (ii) any claim for such liabilities (the "Taiwan Claim") against the Rescuing Company's Indemnitees and (iii) all costs or expenses (including reasonable attorney's fees and disbursements) incurred by the Rescuing Company's Indemnitees in handling or defending any claim for the liabilities; provided, however, that if a Taiwan Claim is made against the Rescuing Company, the Rescuing Company shall explain in good faith that the Rescuing Company has not assumed such liability even if such liability arose.

8.4.  Limitation on Indemnification.  Notwithstanding Section 8.1, 8.2 or
      ------------------------------
8.3(a), after the completion of the Closing, either party shall not be responsible for any Losses incurred by the other party for any breach of the representations and warranties terminated as of the completion of the Closing (unless such Losses are specifically claimed by a party in writing before the completion of the Closing) or any breach of this Agreement (unless such breach is made intentionally or by gross negligence); provided, however, that nothing in this Section 8.4 shall be prejudicial to either party's right to request the specific performance of the other party's obligations (including payment obligations in accordance with the provisions of this Agreement including
Section 2.5, 8.3 (b) and (c), 8.6, 8.8, 8.10 and 14.7 and Article VII).

8.5.  [Intentionally Left Blank]

8.6.  Special Indemnity.
      -----------------

The Transferring Company hereby request that the Rescuing Company shall treat all of the Recorded Insurance Contracts as the Insurance Contracts, and the Rescuing Company agrees to accommodate such request subject to the terms set forth below:

(a) The Rescuing Company shall treat all Recorded Insurance Contracts as the Insurance Contracts and shall perform its obligations as such. The Transferring Company shall indemnify and hold harmless the Rescuing Company's Indemnitees from and against all Losses based upon or arising from any discrepancy between the Recorded Insurance Contracts and the Insurance Contracts. (For the avoidance of doubt, if the Losses claimed by the Rescuing Company's Indemnitees include the Losses caused by the willful misconduct or gross negligence of any officer or employee of the Rescuing Company in performing the customer services after the Closing Date (such as making statements which constitutes defamation of character), the Rescuing Company shall be responsible for such Losses; provided, however, that in no event shall the Rescuing Company be responsible for any Losses arising from an Alleged Specific Contract (as defined below)). The parties acknowledge that no specific contract under the IB Law (other than the Transferred Specific Contacts) is intended to be transferred from the Transferring Company to the Rescuing Company and agree that the Rescuing Company shall not be responsible for any liabilities related to any specific contracts (other than the Transferred Specific Contracts) and the Rescuing Company shall have the right to inform the policyholder of such fact and refer the policyholder to the Transferring Company for negotiation.

(b) If a policyholder or any other interested party asserts against the Transferring Company or the Rescuing Company that its insurance contract which does not fall under the definition of the Transferred Specific Contract is a specific contract under the IB Law (the "Alleged Specific Contracts"), the Transferring Company or the Rescuing Company, as the case may be, shall promptly notify the other and shall cooperate with each other in reviewing the merit of such assertion. The Rescuing Company shall have the option in its discretion to determine its own policy on whether it (A) shall continue to treat the Alleged Specific Contract as an Insurance Contract or (B) shall treat the Alleged Specific Contract as a specific contract under the IB Law (other than the Transferred Specific Contracts) and reject any claim under such Alleged Specific Contract, and, regardless of the Rescuing Company's determination, the Transferring Company shall continue to indemnify and hold harmless the Rescuing Company's Indemnitees from and against all Losses based upon or arising from such claim.

(c) If (A) the Transferring Company and the Rescuing Company agree that the Alleged Specific Contract is a specific contract under the IB Law other than the Transferred Specific Contract and the Transferring Company has made a payment against the alleged claim in a manner satisfactory to the Rescuing Company or (B) a final and definitive judgement has been rendered to the effect that the Alleged Specific Contract is a specific contract under the IB Law other than the Transferred Specific Contract and the Transferring Company is solely responsible for any claim thereunder, the Rescuing Company shall pay the Transferring Company such amount as shall be calculated in accordance with the principles and formula set forth in
     Schedule 8.6. Upon payment to the Transferring Company of the foregoing amount, the Rescuing Company shall have no further liability to any person or entity in connection with such specific contracts.

(d) The Transferring Company shall indemnify and hold harmless the Rescuing Company's Indemnitees from and against all costs and expenses (including reasonable attorney's fees and disbursements) incurred by the Rescuing Company's Indemnitees in handling or defending any claim that a policy is a specific contract under the IB Law.

8.7.  Exercise of Indemnity Right by Permitted Direct Transferees.  The
      ------------------------------------------------------------
Permitted Direct Transferees may, in connection with its acquisition of any Loan Receivables and any Real Properties as permitted under Section 14.1, relay and enjoy the benefit of the Transferring Company's representations and warranties and covenants and agreements contained in, or made pursuant to, this Agreement, and shall be entitled to the indemnification given by the Transferring Company hereunder (but only within the range of the Rescuing Company's right for indemnification) as if the Permitted Direct Transferees were parties to this Agreement; provided, however, that the Permitted Direct Transferees may exercise their right for indemnification only through one or more claims made by the Rescuing Company unless an insolvency proceeding is commenced with respect to the Transferring Company after the Closing or a court procedure is involved. It is also agreed that the Indemnification Notice, the Claim and other actions taken under the name of the Rescuing Company for the Permitted Direct Transferees shall be deemed to have been taken by the relevant Permitted Direct Transferee for the purpose of Article VIII if and when the Permitted Direct Transferees are allowed to exercise their right for indemnification directly against the Transferring Company.

8.8.  Hold Assets.
      -----------

(a) The Rescuing Company may, at its option, reclassify the Defective Properties from the Transferred Assets to the Hold Assets by giving a written notice to the Transferring Company by February 15, 2000. Such reclassification shall not change any rights and obligation of the parties under this Agreement, except as set forth in this Section 8.8. The Rescuing Company shall use its reasonable efforts to market the Hold Assets within 1 year of the Closing Date. The Transferring Company shall transfer the title to such Hold Asset to a purchaser designated by the Rescuing Company.

(b) Any income generated by or sales proceeds arising from a Hold Asset shall be assigned and paid directly to the Rescuing Company or its designee and any ordinary costs and expenses (including fixed property taxes) shall be borne by the Rescuing Company or its designee. The Rescuing Company shall obtain a written consent from the Transferring Company before it spends any costs and expenses other than the ordinary costs and expenses, such as clean-up cost of hazardous materials. The Transferring Company shall grant such first priority security interest in the Hold Assets and proceeds thereof or take such other actions with respect to the Hold Assets and proceeds thereof, all as reasonably requested by the Rescuing Company to secure the right of the Transferring Company or its designee to receive such income or sales proceeds.

(c) The Transferring Company shall, at any time with a prior written or oral notice to the Transferring Company reasonably in advance, allow the Rescuing Company or its designee to conduct its on-site due diligence review (including environmental due diligence work) of the Real Properties; provided, however, that all costs and expenses of such on-site due diligence review shall be borne by the Rescuing Company or its designee.

(d) Notwithstanding (a) and (b) above, at any time after the date hereof, the Rescuing Company may, by giving a written notice to the Transferring Company, waive all rights to (and be released from all obligations relating to) such Hold Assets. Thereafter, the Transferring Company shall have the right to dispose (and shall solely be responsible for disposing) of, and retain any proceeds relating to (and bear any cost for), such Hold Assets. In this case, the Rescuing Company shall not object to such Hold Asset's being transferred to a third party transferee designated by the Transferring Company at the price as low as 0 yen.

8.9. No Prejudice to Indemnification. Neither the finalization of the Closing Accounts under Section 2.4 nor the payment or receipt of the payment under
Section 2.5 shall prejudice the parties' rights and obligations regarding indemnification under this Article VIII (except as set forth in Section 8.4).

8.10. Default Interest. Any amount payable under this Agreement, but not paid when due, shall bear interest at the Default Interest Rate which shall accrue on a daily basis until such amounts are paid.

8.11. Right of Set-Off. Subject to Sections 8.4, nothing contained in this Agreement shall prohibit or restrict either party from setting off (a) its claims against the other party and (b) its obligations owed to such other party in accordance with applicable laws.


                                   ARTICLE IX
            CONDITIONS PRECEDENT TO OBLIGATIONS OF RESCUING COMPANY
            -------------------------------------------------------

The obligations of the Rescuing Company under this Agreement to consummate the Closing shall be subject to the fulfillment, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by the Rescuing Company:

9.1.  Representations and Warranties.  All representations and warranties of the
      -------------------------------
Transferring Company contained in Article IV of this Agreement shall be true in all material respects (and any such representations and warranties made subject to any materiality qualifier or similar thereto shall be true in all respects) at and as of the Closing as if such representations and warranties were made at and as of the Closing; provided, however, that if the relevant representations and warranties are made on the affairs or conditions of the subject matters as of a specific date set forth in the such representations and warranties, such representations and warranties shall be true in all material respects as of such specific date. The parties agree that any inaccuracy of the representations and warranties resulted from the sale of the Sold Assets or a party's performance of its obligations in compliance with this Agreement shall be disregarded for the purpose of Section 9.1 and shall not constitute a breach of the relevant representations and warranties.

9.2.  Performance by Transferring Company.  The Transferring Company shall have
      ------------------------------------
performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing.

9.3.  Consent to Transfer of Loan Receivables, Securities, Tenant
      -----------------------------------------------------------
Leases and the Material Contracts.  The consents to the transfer from the
----------------------------------
Transferring Company to the Rescuing Company and the Permitted Direct Transferees of such Loan Receivables (not all but at least 95% of the aggregate amount of the outstanding principal amounts of such Loan Receivables), the Tenant Leases, the Securities and the Material Contracts as set forth in
Schedule 9.3 shall have been obtained in such manner reasonably acceptable to the Rescuing Company from the relevant parties to such Loan Receivables, the Security Interests, the Tenant Leases, the Securities and the Material Contracts.

9.4.  [Intentionally Left Blank]

9.5.  Transfer of Insurance Contracts and PPC Financial Assistance.
      ------------------------------------------------------------

(a) In accordance with Article 268.1 of the IB Law, the chief officer of FSA shall have confirmed the qualifications with respect to the transfer of the Insurance Contracts in accordance with this Agreement.

(b) In accordance with Article 270-2.2 of the IB Law, PPC shall have confirmed that the Transferring Company's valuation of its assets are appropriate and shall have notified the Transferring Company to that effect.

(c) In accordance with Article 270-3 of the IB Law, the PPC shall have determined that it will provide the financial assistance and entered into the Financial Assistance Agreement set forth in the Financial Assistance Agreement with the Rescuing Company.

(d) In accordance with Articles 136 and 250 of the IB Law, a general meeting of the policyholder representatives of the Transferring Company and a general meeting of the shareholders of the Rescuing Company shall have adopted their respective resolutions to approve the transfer of the Insurance Contracts in accordance with this Agreement.

(e) In accordance with Articles 137 and 251 of the IB Law, the Transferring Company shall have made a public notice regarding the transfer of the Insurance Contracts and (i) the number of the policyholders to be transferred who express objection to the transfer of the Insurance Contracts shall not have been more than one-tenth of the total number of the policyholders to be transferred or (ii) the aggregate of the amounts claimable under the Insurance Contracts by the objecting policyholders shall not have been more than one-tenth of the aggregate of the amounts claimable under the Insurance Contracts to be transferred.

(f) In accordance with Article 139 of the IB law, the chief officer of FSA shall have approved the transfer of the Insurance Contracts in accordance with this Agreement.

(g) Such other actions as may be required for the Rescuing Company to receive the financial assistance set forth in the Financial Assistance Agreement shall have been completed by PPC and the relevant governmental authorities.

(h) In accordance with the Financial Assistance Agreement, PPC shall have paid the PPC Financial Assistance to the Rescuing Company to induce the Rescuing Company to acquire the assets and liabilities of the Transferring Company.

9.6.  No Material Adverse Change.  Since September 30, 1999, except for such
      --------------------------
changes as disclosed to the Rescuing Company in the Disclosure Schedule, there shall have been no material adverse change in the condition, financial or otherwise, of the Transferred Business, or of the Transferring Company's ability to perform its obligations under this Agreement; provided, however, that, for the purpose of this Section 9.6, any occurrence of event insured under the Insurance Contracts, surrender of the Insurance Contracts or the decrease of the Insurance Contracts due to requests for reduction of amounts or share change or extension, pay-off, cancellation, etc., or any voluntary resignations of the employees, shall in no event constitute such material adverse change.

9.7.  Tax Treatment on Financial Assistance.  The Rescuing Company shall have
      ---------------------------------------
received such written assurance regarding the tax-free treatment of the financial assistance set forth in the Financial Assistance Agreement as shall reasonably be acceptable to the Rescuing Company.

9.8.  Regulatory Approval Essential for Post-Closing Operation of Transferred
      -----------------------------------------------------------------------
Business.  The Rescuing Company shall have obtained in such manner reasonably
---------
acceptable to the Rescuing Company such regulatory approvals, licenses and clearances as set forth in Schedule 9.8.

9.9.   [Intentionally Left Blank]

9.10.  Completion of Actions for Joho-Roren Matter.
       -------------------------------------------

(a)  All actions set forth in Schedule 5.11 shall have been completed.

(b) The Rescuing Company shall have received a copy of the minutes which records that such disclosure as set forth in Schedule 5.11(2) was properly made.

(c)  The Rescuing Company shall have received such opinion as set forth in
     Schedule 5.11(3).

(d) The joint application as set forth in Schedule 5.11(4) have been submitted to and accepted by PPC.

(e) The Financial Assistance Agreement shall have been entered into between the Rescuing Company and PPC in substantially the form attached hereto as
     Exhibit 1.1-A.

Satisfaction of the conditions set forth in this Section 9.10 no later than January 5, 2000, shall be a condition precedent to the Rescuing Company's obligations to perform the Closing. If the Transferring Company finds any situation where any of the conditions set forth in Section 9.10 is likely to remain unsatisfied as of January 5, 2000, the Transferring Company shall promptly notify the Rescuing Company of such situation.

9.11.  Closing Documents.  The Rescuing Company shall have received the
       -----------------
following documents (the "Transferring Company Closing Documents"):

(a) A written opinion of Nishimura & Partners, legal counsel to the Transferring Company dated the Closing Date in substantially the form attached hereto as Exhibit 9.11.

(b) The Transferring Company's certificate confirming the satisfaction of the conditions set forth in Sections 9.1, 9.2, 9.3, 9.5 and 9.6.

(c) Such documents and evidence as the Rescuing Company may reasonably request in order to ascertain that the Transferring Company shall have taken such actions as set forth in Schedule 5.11.

(d) Such other documents and evidence as the Rescuing Company may reasonably request in order to ascertain the fulfillment of the conditions set forth in this Article IX.


                                    ARTICLE X
          CONDITIONS PRECEDENT TO OBLIGATIONS OF TRANSFERRING COMPANY
          -----------------------------------------------------------

The obligations of the Transferring Company under this Agreement to consummate the Closing shall be subject to the fulfillment, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by the Transferring Company:

10.1.  Representations and Warranties.  All representations and warranties of
       ------------------------------
the Rescuing Company contained in Article IV of this Agreement shall be true in all material respects (and any such representations and warranties made subject to any materiality qualifier shall be true in all respects) at and as of the Closing as if such representations and warranties were made at and as of the Closing. The parties agree that any inaccuracy of the representations and warranties resulted from the sale of the Sold Assets or a party's performance of its obligations in compliance with this Agreement shall be disregarded for the purpose of Section 10.1 and shall not constitute a breach of the relevant representations and warranties.

10.2.  Performance by Rescuing Company.  The Rescuing Company shall have
       --------------------------------
performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing.

10.3.  Transfer of Insurance Contracts and PPC Financial Assistance.
       ------------------------------------------------------------

(a) In accordance with Article 268.1 of the IB Law, the chief officer of FSA shall have confirmed the qualifications with respect to the transfer of the Insurance Contracts in accordance with this Agreement.

(b) In accordance with Article 270-2.2 of the IB Law, PPC shall have confirmed that the Transferring Company's valuation of its assets are appropriate and shall have notified the Transferring Company to that effect.

(c) In accordance with Article 270-3 of the IB Law, PPC shall have determined that it will provide the financial assistance set forth in the Financial Assistance Agreement to the Rescuing Company.

(d) In accordance with Articles 136 and 250 of the IB Law, a general meeting of the policyholder representatives of the Transferring Company and a general meeting of the shareholders of the Rescuing Company shall have adopted their respective resolutions to approve the transfer of the Insurance Contracts in accordance with this Agreement.

(e) In accordance with Articles 137 and 251 of the IB Law, the Transferring Company shall have made a public notice regarding the transfer of the Insurance Contracts and (i) the number of the policyholders to be transferred who express objection to the transfer of the Insurance Contracts shall not have been more than one-tenth of the total number of the policyholders to be transferred or (ii) the aggregate of the amounts claimable under the insurance contracts by the objecting policyholders shall not have been exceeds more than one-tenth of the aggregate of the amounts claimable under the insurance contracts to be transferred.

(f) In accordance with Article 139 of the IB law, the chief officer of FSA shall have approved the transfer of the Insurance Contracts in accordance with this Agreement.

(g) Such other actions as may be required for the Rescuing Company to receive the financial assistance set forth in the Financial Assistance Agreement shall have been completed by PPC and the relevant governmental authorities.

(h) In accordance with the Financial Assistance Agreement, PPC shall have paid the PPC Financial Assistance to the Rescuing Company.

10.4.  Closing Documents.  The Transferring Company shall have received the
       ------------------
following documents (the "Rescuing Company Closing Documents"):

(a) A written opinion of Nagashima, Ohno & Tsunematsu, legal counsel to the Rescuing Company dated the Closing Date in substantially the form attached hereto as Exhibit 10.4.

(b) The Rescuing Company's Certificate confirming satisfaction of the conditions set forth in Sections 10.1, 10.2 and 10.3.

(c) Such other documents and evidence as the Transferring Company may reasonably request in order to ascertain the fulfillment of the conditions set forth in this Article X.

                                   ARTICLE XI
                                   TERMINATION
                                   -----------

11.1.  Termination by Agreement.  Prior to the Closing Date, this Agreement may
       -----------------------
be terminated by a written agreement duly signed on behalf of the Transferring Company and the Rescuing Company.

11.2.  Termination.
       -----------

If the Closing does not take place on or prior to March 1, 2000, unless otherwise agreed in writing between the Transferring Company and the Rescuing Company, this Agreement shall automatically terminate as of March 1, 2000.

11.3.  Effect of Termination.  If this Agreement shall terminate pursuant to
       ---------------------
Section 11.2, such termination shall be without cost or liability to either party other than the cost or liability for breach of any representation, warranty, covenant or agreement contained in this Agreement.

11.4.  Survival of Certain Provisions.  Unless otherwise agreed in writing, all
       -------------------------------
definitions of terms used herein, Section 7.3 and Article I, VI, XI, XII, XIII and XIV shall survive the termination of this Agreement.


                                   ARTICLE XII
                               DISPUTE RESOLUTION
                               ------------------

Any dispute or claim arising out or relating to this Agreement or breach thereof, including any claim that this Agreement, or any part hereof, is invalid, illegal or voidable shall be finally resolved under the exclusive jurisdiction of the Tokyo District Court.


                                  ARTICLE XIII
                           GOVERNING LAW AND LANGUAGE
                           --------------------------

13.1.  Governing Law.  This Agreement shall be governed by and interpreted in
       --------------
accordance with the laws of Japan.

13.2.  Language.  The Japanese version of this Agreement shall be the original
       ---------
of this Agreement. If there is any difference in meaning between the Japanese version of this Agreement and any translation thereof, the Japanese version shall control in determining the meaning of the Agreement.


                                   ARTICLE XIV
                                  MISCELLANEOUS
                                  -------------

14.1.  Binding Effect and Assignment.  This Agreement shall be binding upon and
       -----------------------------
shall inure to the benefit of the parties and their respective successors and assigns. Neither party shall transfer any rights or obligations under this Agreement to any third party without having a prior written consent of the other party; provided, however, that such consent shall not be unreasonably withheld. Neither the Transferring Company nor the Rescuing Company shall be released from any obligations under this Agreement as the result of such transfer, and the relevant transferee shall comply with the agreements and covenants of the transferor under this Agreement. Notwithstanding the foregoing, the Rescuing Company may, by giving the Transferring Company a written notice prior to

January 31, 2000, designate the Permitted Direct Transferees as entities which become the direct transferees of all or a part of the Loan Receivables and the Real Properties; provided, however, that the Rescuing Company shall indemnify and hold harmless the Transferring Company from and against any incremental costs which would not have been incurred by the Transferring Company, had the transfer of such assets been made to the Rescuing Company.

14.2.  Notices.  Unless otherwise agreed upon in writing by a party receiving a
       --------
notice or other communication, any notice or other communication required or permitted to be given hereunder shall be in writing in the Japanese language shall be delivered personally, transmitted by facsimile or sent by certified (or registered) and express mail (air mail, if applicable), postage prepaid, and shall be deemed given when so delivered personally or, if sent by mail, received by a receiving party or, if transmitted by facsimile, one day after the date of such facsimile to the party at the following addresses:

(i)  If to the Transferring Company to:

Toho Mutual Life Insurance Company
2-15-1, Shibuya, Shibuya-ku, Tokyo 150-0002
Attention:  Office of Insurance Administrators
Facsimile Number:  03-5485-7397

With a copy (it being understood that the delivery of a copy of notice shall not be deemed to be the delivery of notice) to:

The Life Insurance Association of Japan
4-1, Marunouchi 3-chome, Chiyoda-ku, Tokyo 100-0005
Attention:  Chairman
Facsimile Number:  03-3201-6713

With a copy (it being understood that the delivery of a copy of notice shall not be deemed to be the delivery of notice) to:

Nishimura & Partners
1-12-32, Akasaka, Minato-ku, Tokyo 107-6029
Attention:  Masakazu Iwakura, Esq.
Facsimile Number: 03-5561-9711/12/13/14

If to the Rescuing Company to:

GE Edison Life Insurance Company
2-15-1, Shibuya, Shibuya-ku, Tokyo 150-0002
Attention:  President
Facsimile Number:  03-5485-7035

With a copy (it being understood that the delivery of a copy of notice shall not be deemed to be the delivery of notice) to:

GE Financial Assurance Holding, Inc.
6604 W. Broad Street
Richmond, Virginia 23230, U.S.A.
Attention:  General Counsel
Facsimile Number:  804-662-2414

With a copy (it being understood that the delivery of a copy of notice shall not be deemed to be the delivery of notice)to:

Nagashima Ohno & Tsunematsu
3-12, Kioicho, Chiyoda-ku, Tokyo 102-0094
Attention:  Kenichi Fujinawa, Esq.
Facsimile Number:  03-5213-7800

14.3.  Headings.  The heading in this Agreement are for convenience of reference
       ---------
only and shall not be taken into account in contention with the interpretation of this Agreement.

14.4.  Counterparts.  This Agreement may be executed in two or more
       -------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14.5.  Severability.  Even if any provision of this Agreement (or application
       -------------
thereof) is made invalid, illegal or unenforceable on a certain point, it shall not affect or damage the application of such provision to other points or the validity, legality or enforceability of other provisions of this Agreement. If a provision is made unenforceable before a court, such provision shall be interpreted with limitations only to the extent necessary to make such provision enforceable.

14.6.  Exhibits.  The Exhibits, Attachments and Schedules to this Agreement are
       ---------
hereby made a part of this Agreement as if set forth in full herein.

14.7.  Expenses and Taxes Related to Transactions.  Except as otherwise
       -------------------------------------------
specified in this Agreement, the parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, the transactions contemplated by this Agreement and the compliance with this Agreement, including all fees and expenses of agents, representatives, counsels, accountants financial advisers, brokers and finders. Each party shall bear (a) the stamp duty payable with respect to the originals of this Agreement and other documents to be retained by such party and
(b) the consumption tax imposed on its purchase or receipt of goods or services under this Agreement; provided, however, that, (i) the consumption tax imposed in connection with the transfer of the Transferred Assets under this Agreement shall be borne by the Transferring Company, (ii) any outstanding tax for representative registration (hyoji-toki) and for conservancy registration
                             ----------
(hozon-toki) shall be paid by the Transferring Company and (iii) the
 ----------
registration tax imposed and the judicial scriveners' fees and disbursements in connection with the transfer of the Transferred Asset under this Agreement shall be borne by the Rescuing Company. Property taxes (koteishisan-zei) shall be
                                                  ---------------
borne by each party on a prorated basis in accordance with its respective period of ownership of the Transferred Assets to which such property taxes apply (i.e. as to the period from January 1, 2000 through the day before the Closing Date and as to the period from the Closing Date through December 31, 2000). Except as otherwise specifically set forth in this Agreement, each party shall bear any other Taxes which such party is obligated to pay to the relevant tax authorities under applicable laws.

14.8.  Waivers.  No delay on the part of either party in exercising any right,
       --------
power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14.9.  Confidentiality.
       ---------------

(a) Except for the disclosure which may be made only to that extent when such disclosure is required by or desirable under laws or this Agreement or when the parties otherwise agree, the parties shall keep the terms of this Agreement in strict confidence and shall not disclose them to any third party.

(b) The Transferring Company shall keep the non-public information of the Insurance Contracts (including non-public information of the policyholders) in confidence and shall not disclose such information to any third party unless such disclosure is required by applicable laws.

(c) Notwithstanding any other provisions of this Agreement, after the Closing Date, each party may, after consultation with the other party, issue a press release or otherwise publicly disclose the existence of this Agreement and the transactions contemplated hereby.

14.10.  Entire Agreement.  This Agreement (including its Schedules, Exhibits and
        ----------------
Attachments) constitutes the entire agreement and understanding among the parties with respect to the subject matter expressed herein and shall have the priority over all previous agreements and understandings or other arrangements (including the Confidentiality Agreement on such subject, as of August 27, 1999, between the parties).


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                           Toho Mutual Life Insurance Company



                           --------------------------------
                           Administrator Mohachi Sugiyama
                           Administrator Akira Kosugi
                           Administrator LIAJ
                                      Noboru Yamaguchi

                           GE Edison Life Insurance Company



                           -------------------------------
                           Name: K. Rone Baldwin
                           Title: President & CEO